Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Reports Fourth Quarter 2017 Financial Results and Declares a Dividend of $0.27 Per Share

BOSTON – March 6, 2018 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct lender to lower middle market companies, today announced financial results for its fourth fiscal quarter ended December 31, 2017. Additionally, THL Credit announced that its Board of Directors has declared a first fiscal quarter 2018 dividend of $0.27 per share payable on March 30, 2018, to stockholders of record as of March 20, 2018.

“We are confident in the underlying value and future potential of the business, and we are proactively implementing strategies to achieve better alignment between the unrealized value in our portfolio and the market valuation of our company,” said Christopher Flynn, CEO of THL Credit. “To further demonstrate our commitment to TCRD, our Advisor has agreed to waive 100% of any earned incentive fees for 2018 and intends to purchase up to $10 million of TCRD stock under a prospective new 10b5-1 plan.”

HIGHLIGHTS

($ in millions, except per share amounts)
	As of Dec. 31, 2017
Portfolio results
Total assets	$627.7
Investment portfolio, at fair value	$608.7
Net assets	$344.0
Net asset value per share	$10.51
Weighted average yield on investments	10.7%

	Year ended Dec. 31, 2017	Quarter ended Dec. 31, 2017
Portfolio activity
Total portfolio investments made, at par	$141.8	$49.8
Total portfolio investments made, at cost	$113.1	$22.7
Number of new portfolio investments	9	3
Number of portfolio investments at end of period	47	47
Operating results
Total investment income	$78.8	$18.6
Net investment income	$39.7	$8.7
Net decrease in net assets from operations	($7.9)	($18.5)
Net investment income per share	$1.21	$0.27
Dividends declared per share	$1.08	$0.27

PORTFOLIO AND INVESTMENT ACTIVITY

In the fourth quarter, THL Credit closed on three new investments totaling $11.9 million and an additional $37.9 million in follow-on investments in five existing portfolio companies.

New investments, including follow-on investments, for the fourth quarter included:

•	$6.5 million first lien senior secured term loan and $0.2 million equity investment in smarTours, LLC and an affiliated entity, a pre-packaged travel tour operator to foreign destinations;

•	$2.6 million first lien senior secured term loan and revolving loan in Whitney, Bradley & Brown, Inc., a provider of consulting and support services to the public and private sector;

•	$2.6 million first lien senior secured term loan and revolving loan in Hansons Window & Construction, Inc., a provider of residential construction products to service the home repair and renovation market;

•	Opportunistically purchased $28.2 million first lien senior secured term loan for $1.4 million prior to chapter eleven bankruptcy and $4.5 million DIP delayed draw term loan in Charming Charlie, LLC;

•	$3.7 million delayed draw investment in LAI International, Inc.; and

•	$1.5 million to fund investments in three other existing portfolio companies.

Notable proceeds from realizations for the quarter included:

•	$6.3 million from the repayment of a first lien senior secured term loan and $9.2 million from the sale of our equity holdings in Thibaut, Inc., a controlled equity investment, resulting in a gain of $4.5 million;

•	$15.1 million from the sale of senior secured term loans in Wheels Up Partners, LLC, and

•	$5.5 million from the partial repayment of a first lien senior secured term loan in Alex Toys, LLC, at par.

These transactions, coupled with changes in net unrealized depreciation on the portfolio during the quarter, bring the total fair value of THL Credit’s investment portfolio to $608.7 million across 47 portfolio investments at the end of the fourth quarter. As of Dec. 31, 2017, THL Credit’s investment portfolio at fair value was allocated 67 percent in first lien senior secured debt, which includes unitranche investments, 11 percent in the Logan JV, 5 percent in second lien debt, 3 percent in subordinated debt, 2 percent in other income-producing securities and 12 percent in equity securities and warrants. The weighted average yield on new and follow-on investments made in the fourth quarter of 2017 was 8.5 percent. As of Dec. 31, 2017, the weighted average yield of the debt and income-producing securities, including the

Logan JV and reflecting the impact of investments on non-accrual, in the investment portfolio at their current cost basis was 10.7 percent. As of Dec. 31, 2017, THL Credit had loans on non-accrual status with an aggregate amortized cost of $56.3 million and fair value of $21.0 million, or 8.8 percent and 3.4 percent of the portfolio’s amortized cost and fair value, respectively. As of Dec. 31, 2017, 93 percent of its debt investments bore interest based on floating rates, which may be subject to interest rate floors, such as London Interbank offer rate, or LIBOR, or Canadian Dollar offer rate, or CDOR, and 7 percent of its debt investments bore interest at fixed rates.

This compares to the portfolio as of Dec. 31, 2016, which had a fair value of $669.2 million across 47 portfolio investments allocated 55 percent in first lien senior secured debt, which includes unitranche investments, 14 percent in second lien debt, 4 percent in subordinated debt, 9 percent in the Logan JV, 4 percent in other income-producing securities and 14 percent in equity securities and warrants. The weighted average yield of the debt and other income-producing securities in the investment portfolio, including the Logan JV, at their cost basis was 11.2 percent. As of Dec. 31, 2016, THL Credit had loans on non-accrual status with an aggregate amortized cost of $13.8 million and fair value of $6.9 million, or 2.1 percent and 1.0 percent of the portfolio’s amortized cost and fair value, respectively. As of Dec. 31, 2016, 89 percent of its debt investments bore interest based on floating rates, which may be subject to interest rate floors, such as LIBOR, and 11 percent of its debt investments bore interest at fixed rates.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Dec. 31, 2017 and 2016 was $18.6 million and $20.0 million, respectively, and consisted of $13.3 million and $14.2 million of interest income on debt securities (which included PIK interest of $0.3 million and $0.4 million and prepayment premiums of $0.1 million and $0.0 million, respectively), $3.4 million and $3.4 million of dividend income, $1.1 million and $1.5 million of interest income on other income-producing securities, and $0.8 million and $0.9 million of other income, including fees from THL Credit’s managed vehicles, respectively.

The decrease in investment income compared to the prior period was primarily due to a contraction in the overall investment portfolio since Dec. 31, 2016, which led to lower interest income.

Total investment income for the years ended Dec. 31, 2017 and 2016 was $78.8 million and $84.6 million, respectively, and consisted of $56.8 million and $63.0 million of interest income on debt securities (which included PIK interest of $1.7 million and $1.8 million and prepayment premiums of $0.1 million and $1.0 million, respectively), $13.5 million and $11.2 million of dividend income, $4.6 million and $6.7 million of interest income on other income-producing securities and $3.9 million and $3.7 million of other income, including fees from THL Credit’s managed vehicles, respectively.

The decrease in investment income from 2016 to 2017 was primarily due to a contraction in the overall investment portfolio since Dec. 31, 2016, which led to lower interest income. This decrease was partially offset by an increase in dividend income related to the Logan JV.

Expenses

Expenses for the three months ended Dec. 31, 2017 and 2016 were $9.9 million and $10.9 million, respectively. For the three months ended Dec. 31, 2017 and 2016, base management fees were $2.6 million and $2.6 million, incentive fees were $0.0 million and $1.8 million, administrator and other expenses were $1.5 million and $1.9 million and fees and expenses related to THL Credit’s borrowings were $5.7 million and $4.6 million, respectively. In addition, for the three months ended Dec. 31, 2017 and 2016, THL Credit recorded an income tax provision (benefit) related to its consolidated blocker corporations, excise and other taxes of $0.1 million and ($0.03) million, respectively.

The decrease in operating expenses was due to a decrease in incentive fees as a result of portfolio performance. This was partially offset by an increase in borrowing expenses, which included $1.2 million related to accelerated deferred financing costs related to the recent amendment to THL Credit’s credit facility.

Expenses for the years ended Dec. 31, 2017 and 2016 were $39.1 million and $39.9 million, respectively. For the years ended Dec. 31, 2017 and 2016, base management fees were $10.4 million and $11.0 million, incentive fees were $2.4 million, net of an $0.8 million incentive fee waiver, and $4.5 million, administrator and other expenses were $7.4 million and $8.1 million and fees and expenses related to THL Credit’s credit facility for the same periods were $18.8 million and $16.2 million, respectively. In addition, for the years ended Dec. 31, 2017 and 2016, THL Credit recorded an income tax provision related to its consolidated blocker corporations, excise and other taxes of $0.1 million and $0.1 million, respectively.

The decrease in operating expenses from 2016 to 2017 was due primarily to lower incentive fees due largely to portfolio performance, lower base management fees as a result of portfolio contraction, and lower administrator expenses. This decrease was partially offset by higher costs related to borrowings and the amendment to the credit facility described above.

Net investment income

Net investment income totaled $8.7 million and $9.1 million for the three months ended Dec. 31, 2017 and 2016, or $0.27 and $0.28 per share based upon 32,673,590 and 33,084,660 weighted average common shares outstanding, respectively.

Net investment income was lower due to a decrease in interest income from debt and income-producing securities as a result of contraction of the overall investment portfolio, which was partially offset by a decrease in incentive fees as a result of portfolio performance.

Net investment income totaled $39.7 million and $44.7 million for the years ended Dec. 31, 2017 and 2016, or $1.21 and $1.35 per share based upon 32,797,233 and 33,197,100 weighted average common shares outstanding, respectively.

The decrease in net investment income from 2016 to 2017 is primarily attributable to a decrease in interest on debt and other income-producing investments due to portfolio contraction and additional loans put on non-accrual status. This was offset by higher dividend income related to the Logan JV.

Net realized gains and losses on investments, net of income tax provision

For the three months ended Dec. 31, 2017, THL Credit recognized a net realized gain on portfolio investments of $5.0 million, primarily related to a realized gain from the exit of its equity investments in Thibaut, Inc. For the three months ended Dec. 31, 2016, THL Credit recognized a net realized loss on portfolio investments of $1.0 million, primarily related to a realized loss with the restructuring of THL Credit’s investment in Copperweld Bimetallics LLC, offset by a gain from an investment in Gryphon Partners 3.5, L.P.

For the year ended Dec. 31, 2017, THL Credit recognized a net realized loss of $17.3 million, primarily related to realized losses recognized in connection with the sale of certain debt investments. For the year ended Dec. 31, 2016, THL Credit recognized a net realized loss of $38.8 million, primarily related to realized losses recognized in connection with the restructuring of certain debt investments into equity investments.

For the year ended December 31, 2017, THL Credit recorded an income tax provision on realized gains of $0.8 million related to the exit of an investment held in a blocker corporation. There was no income tax provision on realized gains recorded for the year ended December 31, 2016.

Net change in unrealized appreciation (depreciation) on investments

For the three months ended Dec. 31, 2017 and 2016, THL Credit’s investment portfolio had a net change in unrealized appreciation (depreciation) of ($32.2) million and ($0.9) million, respectively. For the years ended Dec. 31, 2017 and 2016, THL Credit’s investment portfolio had a net change in unrealized appreciation (depreciation) of ($31.6) million and $11.3 million, respectively.

The net change in unrealized appreciation on investments was driven primarily by changes in the financial performance of certain portfolio companies.

Benefit for taxes on unrealized gain on investments

For the three months ended Dec. 31, 2017 and 2016, THL Credit recognized an income tax (provision) benefit for taxes on unrealized gains of ($0.1) million and $0.7 million related to consolidated subsidiaries, respectively. For the years ended Dec. 31, 2017 and 2016, the income tax benefit for taxes on unrealized gains on investments was $2.1 million and $0.1 million, respectively.

The change in provision for tax on unrealized gains on investments relates primarily to changes to the unrealized appreciation (depreciation) of the investments held in these taxable consolidated subsidiaries, the change in U.S. federal tax rates expected in future years and the exit of certain equity investments held in blocker corporations.

Change in net assets resulting from operations

Change in net assets resulting from operations totaled ($18.5) million and $7.9 million, or ($0.56) and $0.24 per share based upon 32,673,590 and 33,084,660 weighted average common shares outstanding, for the three months ended Dec. 31, 2017 and 2016, respectively.

Net decrease in net assets resulting from operations totaled ($7.9) million and $17.1 million, or ($0.24) and $0.51 per share based upon 32,797,233 and 33,197,100 weighted average common shares outstanding, for the years ended Dec. 31, 2017 and 2016, respectively.

The decrease in net assets resulting from operations for the respective periods is due primarily to net realized and unrealized losses in the portfolio.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

As of Dec. 31, 2017, THL Credit had cash of $3.6 million. THL Credit’s liquidity and capital resources are derived from its credit facilities, equity and debt raises and cash flows from operations, including investment sales and repayments, and income earned. THL Credit’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

As of Dec. 31, 2017, THL Credit had $277.3 million in outstanding borrowings, which was comprised of $167.3 million outstanding on the revolving credit facility and $110.0 million of notes payable outstanding. As of Dec. 31, 2017, borrowings outstanding had a weighted average interest rate of 5.11 percent. For the year ended Dec. 31, 2017, THL Credit borrowed $103.4 million and repaid $120.3 million under the credit facilities, which excluded the refinancing of the $75.0 million term loan into the revolving credit facility.

For the year ended Dec. 31, 2017, THL Credit operating activities provided cash of $53.4 million primarily in connection with the purchase and sales of investments. Its financing activities used $16.9 million of net repayments on its credit facility, $35.4 million for distributions to stockholders, $2.5 million to repurchase common stock and $1.4 million for the payment of financing and offering costs.

For the year ended Dec. 31, 2016, THL Credit’s operating activities provided cash of $101.3 million primarily from the sales of investments, its financing activities used $75.8 million to repay borrowings on its credit facility, primarily from the net proceeds of the $25.0 million from the 2022 Notes, $42.8 million for distributions to stockholders, $4.0 million to repurchase common stock and $1.1 million for payment of financing and offering costs.

STOCK REPURCHASE PROGRAM

THL Credit has provided its stockholders with notice of its ability to repurchase shares of its common stock in accordance with 1940 Act requirements. Repurchases during the year ended December 31, 2017 were completed pursuant to a $20.0 million stock repurchase program authorized by THL Credit’s Board of Directors on March 7, 2017, which was extended on March 2, 2018. Unless extended by THL Credit’s Board of Directors, the stock repurchase program will expire on March 2, 2019. The timing and amount of any stock repurchases will depend on the terms and conditions of the repurchase program and no assurances can be given that any particular amount will be purchased. THL Credit will immediately retire all such shares of common stock that it purchases.

For the three month period ended Dec. 31, 2017, there were no stock repurchases. For the three month period ended Dec. 31, 2016, THL Credit repurchased 0.2 million shares of its common stock at an average price of approximately $10.23 per share, inclusive of commissions, or a weighted average discount to its net asset value of 13.7 percent. The total dollar amount of shares repurchased during the three month period ended Dec. 31, 2016 was $2.5 million.

For the year ended Dec. 31, 2017, THL Credit repurchased 0.3 million shares of its common stock at an average price of approximately $9.89 per share, inclusive of commissions, or a weighted average discount to its net asset value of 15.02 percent. The total dollar amount of shares repurchased during the year ended Dec. 31, 2017 was $2.5 million. For the year ended Dec. 31, 2016, THL Credit repurchased 0.4 million shares of its common stock at an average price of approximately $10.46 per share, inclusive of commissions, or a weighted average discount to its net asset value of 13.1 percent. The total dollar amount of shares repurchased during the year ended Dec. 31, 2016 was $4.0 million.

RECENT DEVELOPMENTS

From January 1, 2018 through March 6, 2018, THL Credit made follow-on investments of $7.5 million, including a $3.2 million investment in Logan JV, at a combined weighted average yield based upon cost at the time of the investment of 9.9%.

On March 2, 2018, in consultation with its board of directors, THL Credit accepted its Advisor’s proposal to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2018. Such incentive fees waived shall not be subject to recoupment.

On March 2, 2018, THL Credit’s board of directors declared a dividend of $0.27 per share payable on March 30, 2018 to stockholders of record at the close of business on March 20, 2018.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on March 7, 2018, at 10:30 a.m. Eastern Standard Time.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 8198307. The Company will also broadcast the conference call live via the Investor Relations section of its website at www.THLCreditBDC.com. Starting approximately two hours after the conclusion of the call, a replay will be available through March 14, 2018, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 8198307. The replay will also be available on the THL Credit’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.THLCreditBDC.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2017	December 31, 2016
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $484,816 and $519,837, respectively)	$449,951	$501,992
Controlled investments (cost of $155,547 and $150,765, respectively)	158,736	167,207
Non-controlled, affiliated investments (cost of $4 and $4, respectively)	4	4
Cash	3,617	6,376
Interest, dividends, and fees receivable	7,835	9,041
Deferred financing costs	2,890	2,527
Deferred tax assets	2,661	2,442
Prepaid expenses and other assets	1,583	1,225
Due from affiliate	407	590

Total assets	$627,684	$691,404

Liabilities:
Loans payable ($167,317 and $182,862 face amounts, respectively, reported net of deferred financing costs of $0 and $1,207, respectively)	$167,317	$181,655
Notes payable ($110,000 and $110,000 face amounts, respectively, reported net of deferred financing costs of $2,985 and $3,653, respectively)	107,015	106,347
Deferred tax liability	2,336	4,518
Accrued incentive fees	972	3,243
Base management fees payable	2,556	2,608
Accrued expenses and other payables	2,829	1,701
Accrued interest and fees	551	961
Other deferred liabilities	79	501
Interest rate derivative	—	50

Total liabilities	283,655	301,584
Net Assets:
Common stock, par value $.001 per share, 100,000 common shares authorized, 32,674 and 32,925 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	33	33
Paid-in capital in excess of par	434,197	437,623
Net unrealized depreciation on investments, net of provision for taxes of $1,511 and $3,656, respectively	(34,660)	(5,197)
Net unrealized depreciation on interest rate derivative	—	(50)
Accumulated net realized losses	(67,393)	(51,732)
Accumulated undistributed net investment income	11,150	8,428

Total net assets attributable to THL Credit, Inc.	343,327	389,105
Net assets attributable to non-controlling interest	702	715

Total net assets	$344,029	$389,820

Total liabilities and net assets	$627,684	$691,404

Net asset value per share attributable to THL Credit, Inc.	$10.51	$11.82

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2017	2016	2015
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$53,842	$66,077	$82,489
Dividend income	139	186	408
Other income	2,302	1,867	3,482
From non-controlled, affiliated investments:
Other income	1,089	1,588	2,228
From controlled investments:
Interest income	7,511	3,645	949
Dividend income	13,376	10,972	4,489
Other income	514	250	150

Total investment income	78,773	84,585	94,195
Expenses:
Interest and fees on borrowings	16,007	14,146	12,566
Base management fees	10,389	10,998	11,825
Incentive fees	3,185	4,461	11,894
Administrator expenses	2,869	3,625	3,677
Other general and administrative expenses	1,953	2,171	2,604
Amortization of deferred financing costs	2,748	2,071	1,894
Professional fees	1,858	1,531	1,518
Directors’ fees	693	727	888

Total expenses before incentive fee waivers	39,702	39,730	46,866
Incentive fee waiver	(811)	—	—

Total expenses, net of incentive fee waivers	38,891	39,730	46,866
Income tax provision (benefit), excise and other taxes	168	155	(243)

Net investment income	39,714	44,700	47,572
Realized Gain (Loss) and Change in Unrealized Appreciation on Investments:
Net realized (loss) gain on investments:
Non-controlled, non-affiliated investments	(21,820)	(27,935)	170
Controlled investments	4,582	(10,914)	20
Foreign currency transactions	(69)	—	—

Net realized (loss) gain on investments	(17,307)	(38,849)	190

Net change in unrealized (depreciation) appreciation on investments:
Non-controlled, non-affiliated investments	(17,007)	(8,250)	(15,784)
Controlled investments	(13,253)	19,391	(2,091)
Translation of assets and liabilities in foreign currencies	(1,346)	—	—

Net change in unrealized (depreciation) appreciation on investments	(31,606)	11,141	(17,875)
Net change in unrealized (depreciation) appreciation attributable to non-controlling interests	(13)	140	—

Net realized and unrealized loss from investments	(48,926)	(27,568)	(17,685)
Provision for taxes on realized gain on investments	(842)	—	—
Benefit (provision) for taxes on unrealized gain on investments	2,146	137	(1,234)

Benefit (provision) for taxes on realized and unrealized gain on investments	1,304	137	(1,234)
Interest rate derivative periodic interest payments, net	(46)	(276)	(443)
Net change in unrealized appreciation on interest rate derivative	50	156	7

Net (decrease) increase in net assets resulting from operations	$(7,904)	$17,149	$28,217

Net investment income per common share:
Basic and diluted	$1.21	$1.35	$1.41
Net (decrease) increase in net assets resulting from operations per common share:
Basic and diluted	$(0.24)	$0.51	$0.84
Dividends declared and paid	$1.08	$1.29	$1.36
Weighted average shares of common stock outstanding:
Basic and diluted	32,797	33,197	33,637

About THL Credit, Inc.

THL Credit, Inc. (NASDAQ: TCRD) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation, primarily through directly originated first lien secured loans, including unitranche investments. In certain instances, the Company also makes second lien, subordinated, or mezzanine debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities and direct equity co-investments. The Company targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. The Company is headquartered in Boston, with additional origination teams in Chicago, Dallas, Los Angeles and New York. The Company’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940. For more information, please visit www.THLCreditBDC.com.

Forward-Looking Statements

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by the Company concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Lauren Vieira

617-790-6070

Media Contact:

Stanton Public Relations and Marketing, LLC

Doug Allen

646-502-3530

dallen@stantonprm.com